Exhibit 10.1

November __, 2019
[Employee Name]
[Employee Address]
RE:    Retention Bonus
Dear _____:
To incentivize you to remain with and committed to Mallinckrodt plc (the “Company” or “we”) and its subsidiaries (collectively “Mallinckrodt”) we are is offering you a retention bonus of $[_______] (the “Retention Bonus”) upon the terms set forth in this letter agreement. In order to be eligible for the Retention Bonus you must sign and return this letter agreement to me by [Date] acknowledging your agreement to the terms specified in this letter agreement.
If you accept this offer, then on the next scheduled payroll date following November 15, 2019 we will advance and pre-pay to you the full amount of the Retention Bonus (less required and elected withholdings), subject to your agreement to repay the Retention Bonus to the Company in full if you resign, retire or otherwise voluntarily terminate employment or are terminated by a Mallinckrodt entity for Cause prior to May 15, 2021. You will earn the Retention Bonus and will not have to repay it only if (i) you are employed by a Mallinckrodt entity on May 15, 2021, or (ii) your employment is terminated by a Mallinckrodt entity without Cause (as defined below), you die or become disabled prior to May 15, 2021 and you sign and do not revoke the Company’s standard general release of claims within 45 days of your termination.
If you retire, resign or otherwise voluntarily terminate your employment, or your employment is terminated for Cause prior to May 15, 2021 then you will not earn the Retention Bonus and you will be required to repay the full amount of the Retention Bonus to the Company. If your employment is terminated without Cause prior to May 15, 2021 and you fail to return the required release within 45 days of your termination or revoke the release, then you also will not have earned the Retention Bonus and will be required to repay it. Note, you will be considered to have been terminated without Cause if your employment with all Mallinckrodt entities is terminated in connection with a sale of assets, even if you accept employment with and are immediately rehired by a buyer.
If you are required to repay the Retention Bonus under this letter agreement, then you agree to do so promptly, but in no event more than thirty (30) days following your termination. Upon your termination Mallinckrodt may offset and reduce any other compensation owed you, such as unpaid wages, unreimbursed business expenses and deferred compensation payments, by the amount of the Retention Bonus. However, no compensation will be reduced if doing so would violate applicable law, or would result in penalty taxes under Section 409A of the Internal Revenue Code. We reserve all other rights and remedies available to recoup the full amount of the Retention Bonus advanced under this letter agreement, including the right to file a legal claim in court.
Except as may otherwise be required by law, you agree not to disclose-the existence of this Agreement or any of its terms to anyone other than your spouse or domestic partner and any financial or legal advisor who agrees to be bound not to make any such disclosure.
This letter does not confer upon you any right to continue in the employment of Mallinckrodt for any period or interfere with or otherwise restrict in any way the rights of your employer or you to terminate your employment at any time for any reason whatsoever, with or without Cause.
For purposes of this agreement “Cause” means: (i) your substantial failure or refusal to perform the duties and responsibilities of your job at a satisfactory level, other than due to your disability; (ii) material violation of any fiduciary duty or duty of loyalty you owe to any Mallinckrodt entity; (iii) conviction of a misdemeanor (other than a traffic offense) or felony; (iv) fraud, embezzlement or theft; (v) violation of a material Mallinckrodt rule or policy; (vi) unauthorized disclosure of any trade secret or confidential information of any Mallinckrodt entity; or (vii) other egregious conduct, that has or could have a serious and detrimental impact on any Mallinckrodt entity or its employees. The Human Resources and Compensation Committee of the Board of Directors of the Company has the sole authority and discretion to determine whether any termination is for Cause and such determination will be final and binding on you and the Company.
This agreement will in all respects be governed by, and construed in accordance with, the laws of the State of Missouri, without reference to conflicts of law principles thereunder. Any litigation arising out of this agreement shall be brought exclusively in the federal or state courts of Missouri, to which jurisdiction you and the Company hereby submit with respect to litigation arising out of this Agreement, and both you and the Company hereby knowingly and willingly waive their rights to a jury trial in any such litigation.
You should be aware that in addition to your obligation to repay the Retention Bonus under this letter agreement, the Retention Bonus could also be subject to recoupment in the event the Company files for bankruptcy in the future.

Please indicate your acceptance of the provisions of this agreement by signing the enclosed copy of this letter agreement and returning it to [Name] by [Date].
Very truly yours,
[Designated Officer]

Agreed and Accepted.

___________________________
[Employee]
[Date]